Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 12, 2023 (the “Effective Date”), is made by and between NXU, Inc., a Delaware corporation (the “Company”), and Apoorv Dwivedi (“Executive”). This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date.

WHEREAS, the Company desires to employ the Executive pursuant to the terms and conditions set forth in this Agreement, and the Executive is willing and able to render such services and desires to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.       Retention and Duties.

(a)       The Company hereby engages and employs Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

(b)       During the Period of Employment, Executive shall serve as Chief Financial Officer of the Company and shall have the powers, authorities and duties customarily vested in such office in the industry of the Company and as reasonably determined by the board of directors of the Company (the “Board”) from time to time. Executive’s powers, authorities and duties shall be reviewed on a regular basis and are subject to amendment by the Board. Such review shall occur on an annual basis at minimum. Executive shall report the Chief Executive Officer during the Period of Employment. This position will be based in Mesa, AZ and Executive may be required to travel in fulfillment of Executive’s duties and responsibilities hereunder.

(c)       During the Period of Employment, Executive shall (i) devote all of Executive’s business time, energy and skill to the performance of Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of Executive’s abilities, and (iii) hold no other employment; provided that the foregoing shall not prevent Executive from continuing to participate in such charitable, civic, educational, professional, community or industry affairs as disclosed to and approved in writing by the Board so long as such activities do not, either individually or in the aggregate, interfere or conflict with Executive’s duties hereunder. Executive agrees to use best efforts to perform Executive’s duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives.

(d)       Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement and the performance by Executive of Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Executive is a party or otherwise bound or any judgment, order or decree to which Executive is subject; (ii) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Executive entering into this Agreement and carrying out Executive’s duties hereunder; (iii) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Executive entering into this Agreement and carrying out Executive’s duties hereunder; and (iv) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein.

2.       Period of Employment. The “Period of Employment” shall be the period commencing on the Effective Date and ending at the close of business on December 31, 2027 (the “Initial Term”), unless Executive’s employment with the Company terminates earlier pursuant to Section 5. The Period of Employment shall be extended automatically at the close of business on the day before the end of the last day of the Initial Term and on each successive anniversary of the Effective Date thereafter (each such anniversary, a “Renewal Date”) by successive one (1) year periods unless either the Company or the Executive provides written notice of an intention to terminate the Agreement at least one hundred twenty (120) days prior to such Renewal Date. The term “Period of Employment” shall include any such automatic one (1) year extensions. The Period of Employment may be modified only by a written agreement between the parties and in such case, the term “Period of Employment” shall be deemed to mean the Period of Employment as so modified. Notwithstanding anything to the contrary herein, Executive’s employment with the Company shall be “at will” and a non-renewal of the Agreement by the Company shall not provide the Executive with “Good Reason” for purposes of a resignation for Good Reason under this Agreement.

3.       Compensation and Reimbursement of Expenses.

(a)       Compensation. Executive’s annual base salary for the Period of Employment shall be $200,000 (as may be adjusted from time to time, the “Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time and subject to all applicable taxes and withholdings. Executive’s Base Salary shall increase to $250,000 in the first pay period following delivery of its first 30 kwh battery pack to a customer. Executive’s Base Salary shall increase to $300,000 in the first day of the quarter following a quarter in which the Company recognizes in excess of $250,000 in revenue from core product sales. The Base Salary shall be subject to review for increase on an annual basis by the Compensation Committee of the Board (the “Compensation Committee”), and shall not be subject to decrease (except for any across-the-board reduction impacting substantially all executives of the Company of not more than 10%).

(b)       Equity Compensation. Executive shall be eligible to receive equity awards pursuant to the Company’s short and long-term equity incentive plans, in such amounts, forms and with such terms as determined by the Compensation Committee in its sole discretion. See Exhibit C – Equity Compensation Addendum. Executive is eligible to receive such equity awards so long as the Executive is employed by the Company. In the event of Executive’s separation from the Company for any reason, and unless otherwise specifically addressed in Section 5 below, Executive forfeits any equity awards that remain unvested at the time of separation.

(c)       Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses (including telephone, commercial air travel, and entertainment) in carrying out Executive’s duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such business expenses incurred during the Period of Employment, subject to the Company’s written expense reimbursement policies, employee travel policies and any written pre-approval policies in effect from time to time.

(d)       Clawback Policy. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, and any other incentive compensation granted to Executive (whether pursuant to this Employment Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Employment Agreement or otherwise, including incentive equity awards granted to Executive.

4.       Executive Benefits.

(a)       Company Executive Benefit Plans. During the Period of Employment, Executive shall be provided the opportunity to participate in all standard employee benefit programs made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Executive with notice. At this time, the Company does not offer a separate benefit plan to Company executives.

(b)       Vacation and Other Leave. During the Period of Employment, Executive shall be eligible to receive paid vacation in accordance with and subject to the Company’s vacation policies in effect from time to time. Vacations are to be taken at times mutually agreeable to the Company and the Executive.

5.       Termination of Employment.

(a)       Termination by the Company; Termination Due to Death. Executive’s employment with the Company and the Period of Employment may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined below), without Cause or due to Executive’s Disability (as defined below). Executive’s employment with the Company, and the Period of Employment, shall automatically terminate upon Executive’s death.

(b)       Termination by Executive. Executive’s employment with the Company, and the Period of Employment, may be terminated by Executive for any reason with no less than one hundred twenty (120) days’ advance written notice to the Company. Upon Executive’s resignation, Executive shall cooperate as reasonably requested by the Board to effectuate an orderly transition.

(c)       Benefits upon Termination. If Executive’s employment with the Company is terminated during the Period of Employment for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(i)        The Company shall pay Executive (or, in the event of Executive’s death, Executive’s estate) any Accrued Obligations (as defined below) within the thirty (30) day period following the date Executive’s employment terminates (the “Separation Date”), or such earlier date as may be required by applicable law, and Executive shall receive any vested accrued benefits for which Executive remains eligible under the Company’s employee welfare benefit and retirement plans, payable according to the terms of such plans.

(ii)       If, during the Period of Employment, Executive’s employment with the Company ends as a result of an involuntary termination by the Company without Cause, or Executive’s resignation for Good Reason, then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non-revocation of the general release described in Section 5(d) (the “General Release”) and the other conditions and limitations herein, Executive shall be eligible to receive (A) Base Salary continuation (at the rate in effect immediately prior to the Separation Date), payable in substantially equal installments on each of the Company’s regular payroll payment dates during the twelve (12) months following the Separation Date (the “Severance Period”) and subject to all applicable taxes and withholdings; (B) Equity Compensation continuation by which all Equity Compensation due Executive, as outlined in Exhibit C, shall continue to vest according to the original vesting schedule during the Severance Period, subject to Executive’s compliance with the terms of this Agreement and the applicable award agreements; and (C) in the event that Executive and Executive’s dependents are eligible for and timely elect medical and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a monthly cash payment equal to the monthly premium costs for medical and dental COBRA continuation coverage at the rate of the Company’s normal contribution for active employees at the Executive’s coverage level as in effect immediately prior to the Executive’s termination for the period starting on Executive’s Separation Date and ending on the earliest of (1) the last day of the Severance Period, (2) Executive (or Executive’s dependents) becoming eligible for medical or dental (as applicable) benefits from a subsequent employer or (3) Executive (or Executive’s dependents) otherwise becoming ineligible for COBRA continuation coverage; provided that such COBRA payments do not result in a violation of applicable law by, or in the imposition of penalties, fines, or excise taxes to, the Company ((A) through (C) herein, the “Severance Payments”); provided, that no installment or portion of the Severance Payments shall be payable or paid until the expiration of the applicable revocation period for the General Release.

(iii)       If, during the Period of Employment, Executive’s employment with the Company ends as a result of an involuntary termination by the Company without Cause, or Executive’s resignation for Good Reason in each case within the twelve (12) months following a Change in Control (a “Qualifying Termination”), then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non-revocation of the General Release and the other conditions and limitations herein, Executive shall be eligible to receive: (A) the Severance Payments set forth in Section 5(c)(ii), over a Severance Period of twenty-four (24) months, instead of twelve (12) months; (B) a lump sum payment immediately following the Qualifying Termination, in an amount equal to two times the annual bonus that Executive would have earned at target achievement level for the calendar year in which the Qualifying Termination occurs; and (C) notwithstanding the terms of the Company equity plan under which Executive’s equity awards are granted, all of the Executive’s outstanding unvested time-based awards shall become fully vested and in the case of Executive’s outstanding unvested equity awards with performance-based vesting, shall be deemed achieved at target levels (and, in the case of stock options, shall remain exercisable for the remainder of their full term) (the “CiC Severance Payments”); provided, that no installment or portion of the CiC Severance Payments shall be payable or paid until the expiration of the applicable revocation period for the General Release.

(iv)       Notwithstanding anything herein to the contrary, if any Severance Payment or CiC Severance Payment is “nonqualified deferred compensation” within the meaning of Section 409A of the Code (as defined below) and the period to consider the General Release and, if applicable, revoke the General Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Payments or CiC Severance Payments shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs, and any amount that is not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date.

(d)       Release; Exclusive Remedy; Cooperation Upon Termination.

(i)       This Section 5(d) shall apply notwithstanding anything else in this Agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Section 5(c)(ii) and (iii), Executive shall provide the Company with a valid, executed General Release in the form substantially attached hereto as Exhibit A, and not revoke such General Release prior to the expiration of any revocation rights afforded to Executive by applicable law. The Company shall provide Executive with the General Release prior to the Separation Date, and Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which Executive will forfeit all rights to the payments and benefits set forth in Section 5(c)(ii) and (iii) hereof.

(e)       Executive agrees that the payments and benefits contemplated by Section 5(c) shall constitute the exclusive and sole remedy for any termination of Executive’s employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity; provided that, nothing herein shall preclude Executive from contesting the grounds for termination in the event of a termination for Cause, or termination due to Disability, or otherwise interfere with Executive’s ability to apply for unemployment, workers’ compensation, or disability insurance benefits.

(f)       Certain Defined Terms. As used in this Agreement:

(i)       “Accrued Obligations” means (A) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused vacation time payable in accordance with the Company’s vacation policy then in effect or applicable law) on or before the Separation Date, (B) any reimbursement due to Executive pursuant to Section 3(c) for expenses incurred by Executive on or before the Separation Date and (C) any other vested benefits or vested amounts due and owed to Executive under the terms of any plan, program or arrangement of the Company.

(ii)       “Cause” means (A) Executive’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (B) Executive’s commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or its affiliates or subsidiaries (the “Company Group” and each a “Company Group Member”); (C) Executive’s material and persistent failure to perform Executive’s lawful duties or responsibilities for the Company Group (other than by reason of disability); (D) Executive’s refusal to comply with any lawful policy of the Company or reasonable directive of the Board or its designee; (E) Executive’s commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company Group; (F) Executive’s breach of any fiduciary duty owed to the Company Group; (G) Executive’s violation of any securities laws; (H) Executive’s material violation or breach of any restrictive covenant or any material term of this Agreement; or (I) Executive’s commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company Group or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company Group. Notwithstanding the foregoing, no Cause shall exist unless (1) the Company has provided the Executive written notice detailing the event constituting Cause within sixty (60) days of the Company obtaining knowledge of such event, and, to the extent the event is reasonably susceptible to cure, the Executive does not cure such event within thirty (30) days of the receipt of such notice; and (2) a resolution finding that Cause exists by clear and convincing evidence has been approved by a majority of all of the members of the Board. Any dispute arising from a determination of Cause shall be resolved through binding arbitration conducted by a neutral arbitrator selected by mutual agreement of the parties. The arbitrator shall be a retired judge or a qualified attorney with experience in employment law, and shall not have any prior relationship with the Company or the Executive. The arbitrator shall have the power to consider any relevant evidence and to make findings of fact and conclusions of law. The decision of the arbitrator shall be final and binding on both parties.

(iii)       “Change in Control” shall have the meaning set forth in the Company’s most recent long-term equity incentive plan.

(iv)       “Disability” means a physical or mental impairment that renders Executive unable to perform the essential functions of Executive’s employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for ninety (90) days (whether or not continuous) during any period of one-hundred eighty (180) consecutive days, unless a longer period is required by federal or state law, in which case that longer period would apply.

(v)       “Good Reason” means the occurrence of any of the following events without Executive’s written consent, provided that Executive provides written notice to the Company of such event constituting Good Reason within 60 days of the occurrence and the Company does not cure such event within 30 days of the receipt of such notice from Executive: (A) a material reduction in Executive’s Base Salary (except for any across-the-board reduction impacting substantially all executives of the Company of not more than 10%), (B) a material diminution in Executive’s duties, authorities and responsibilities, including the removal of Executive from the Board; or (C) a Company-mandated relocation of Executive’s principal place of employment for a period longer than 6 months and by more than one hundred (100) miles.

(vi)        “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations, rules and other guidance promulgated thereunder.

(g)       Officer/Board/Committee Resignations. Unless as otherwise agreed to in writing by the Company and Executive, upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned, without any further action by Executive, from any and all positions including, but not limited to, any officer, board and/or director positions or positions as a fiduciary of any of the employee benefit plans of the Company Group that Executive, immediately prior to such termination, (i) held within the Company Group and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company Group. If, for any reason, this Section 5(g) is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may reasonably deem necessary to effectuate such resignations.

(h)       Section 409A.

(i)       It is the intention of the parties that Executive’s performance of the services under this Agreement and payments to Executive under this Agreement shall not implicate Section 409A. In the event that Executive’s performance of the services or any payment due to the Executive under the employment agreement would subject Executive to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under the Agreement. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)       If at the time of the Executive’s termination of employment, the Executive is a “specified employee,” under Section 409A, any and all amounts payable under the Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, the date of the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 409A; (B) benefits which qualify as excepted welfare benefits pursuant to Section 409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iii)       Any reimbursement payment or in-kind benefit due to Executive pursuant to Section 3(c), to the extent that such reimbursements or in-kind benefits are taxable to Executive, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 3(c) are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

(iv)       For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

6.       Restrictive Covenants.

(a)       Non-Disclosure and Non-Use of Confidential Information.

(i)       Executive agrees that during the Period of Employment and following the termination thereof for any reason, the Executive shall not, and shall cause Executive’s affiliates and representatives not to, disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), except (i) to the Executive’s legal, financial, tax or accounting advisors, or (ii) as compelled by law, any Confidential Information for any reason or purpose whatsoever, and the Executive shall not, and shall cause Executive’s affiliates or representatives not to, make use of any of the Confidential Information for their own purposes or for the benefit of any Person except any Company Group Member. In the event that Executive or any of Executive’s affiliates or representatives are compelled by law to disclose any Confidential Information, the Executive shall promptly provide written notice to the Company of the request or requirement so that the Company may seek (at the Company’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this Section 6(a). If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive or any of the Executive’s affiliates or representatives are compelled by law to disclose any Confidential Information to any tribunal, the Executive or the Executive’s affiliates, as applicable, may disclose the Confidential Information to the tribunal; provided, that the Executive or the Executive’s affiliates, as applicable, shall use commercially reasonable efforts to obtain, at the request and sole expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

(ii)       For purposes of this Agreement, “Confidential Information” shall mean any information of a confidential or proprietary nature concerning the business or affairs of the Company Group; provided however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive or any of the Executive’s affiliates to the receiving party in violation of this Agreement or (ii) becomes available to the Executive or any of the Executive’s affiliates on a non-confidential basis from a source other than any Company Group Member, so long as such source is not known by the Executive to be bound by a confidentiality agreement with any of the foregoing prohibiting such disclosure.

(iii)       For the avoidance of doubt, this Section 6(a) does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental authority, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make any such reports or disclosures and that Executive is not required to notify the Company that Executive has made such reports or disclosures.

(iv)       Notwithstanding anything in this Section 6(a) or elsewhere in this Agreement to the contrary, Executive understands that Executive may, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company prior to any such disclosure, disclose Confidential Information (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive may, pursuant to the DTSA, disclose Confidential Information to Executive’s attorney and use the Confidential Information in the court proceeding or arbitration, provided that Executive files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

(b)       Intellectual Property Rights.

(i)       Executive hereby assigns, transfers, and conveys to the Company all of Executive’s right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Period of Employment) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Period of Employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(ii)       For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual business, operations, research and development, or existing or future products or services of the Company Group and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Period of Employment together with all patent applications, letters patent, trademark, trade name, and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit B hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit B are not related in any way to the Company Group, except as stated therein.

7.	Acknowledgment and Enforcement of Covenants.

(a)       Acknowledgment. Executive acknowledges that Executive has become familiar, or will become familiar, with the Company Group Members’ trade secrets and with other Confidential Information concerning the Company Group Members and their respective predecessors, successors, customers, and suppliers, and that Executive’s services are of special, unique, and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein, but for Executive’s agreements herein (including those set forth in Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the Effective Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, goodwill, stable workforce, and customer relations.

(b)       Representations. Without limiting the generality of Executive’s agreement with the provisions of Section 7(a), Executive (i) represents that Executive is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that Executive is fully aware of Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope, and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company Group currently conducts business within the United States, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company Group, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given Executive’s education, skills, and ability), Executive does not believe would prevent Executive from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of Executive.

(c)       Enforcement. If Executive breaches any of Executive’s obligations under Section 6 of this Agreement during the relevant restricted period, then, and not in any way in limitation of any right or remedy otherwise available to the Company, Executive will forfeit, and the Company will cease payment of, any portion of the Severance Payments or CiC Severance Payments that have not yet been paid or distributed, equal to up to ninety percent (90%) of the economic value of the Severance Payments or CiC Severance Payments, as determined by the Board (or its delegate) in its sole discretion. If all Severance Payments or CiC Severance Payments have already been made, the Board may request Executive pay back to the Company an amount in cash as determined by the Board in its sole discretion, up to ninety percent (90%) of the economic value of the Severance Payments or CiC Severance Payments. Executive acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of the Restrictive Covenants and that the Company or any of its successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the Restrictive Covenants (including the extension of the restricted periods set forth in Section 6 by a period equal to the length of any legal proceeding, arbitration, or other action necessary to stop such violation), provided, that Executive is found to have been in violation of the Restrictive Covenants by a court of competent jurisdiction. Any injunction shall be available without the posting of any bond or other security.

(d)       Severability. If, at the time of enforcement of the Restrictive Covenants, a court or arbitrator holds that the Restrictive Covenants are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable. Executive covenants and agrees that Executive will not seek to challenge the enforceability of the Restrictive Covenants against any Company Group Member, nor will Executive assert as a defense to any action seeking enforcement of the Restrictive Covenants (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Executive.

8.       Withholding Taxes/Authorized Deductions. Notwithstanding anything herein to the contrary, the Company may withhold (or cause to be withheld) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, social security, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation, and make such deductions as may be applicable pursuant to the Company’s policies and employee benefit plans.

9.       Cooperation. During and after the Period of Employment, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company, provided that the Company shall reimburse Executive’s reasonable expenses incurred in providing such cooperation (including, without limitation, attorneys’ fees and lodging and meals) subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

10.       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.       Consent to Jurisdiction. All judicial proceedings brought against any party arising out of or relating to this Agreement, or any obligations or liabilities hereunder, shall be brought and maintained in the courts of the State of Delaware or the federal courts located in the State of Delaware. By executing this Agreement, each party irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; (c) agrees that service of all process in any such proceeding in any such court may be made by nationally recognized overnight courier or by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 18; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; (e) agrees that the parties retain the right to serve process in any other manner permitted by law but shall not have any right to bring proceedings against the other party in the courts of any other jurisdiction; and (f) agrees that the provisions of this Section 11 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law. Notwithstanding the foregoing, the Company may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

12.       Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

13.       Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.       Indemnification. The Company shall indemnify Executive in accordance with applicable law and to the extent set forth in the Company’s by-laws and certificate of incorporation and the governing documents of any applicable Company Group Members. Executive shall also be entitled to coverage under a director and officer liability policy at a level no less favorable than that made available to other similarly situated employees of the Company or its affiliates.

15.       Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all prior agreements (including, without limitation, any offer letters, term sheets, consulting agreements and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof, excluding any restrictive covenant agreement by and between Executive and any Company Group Member. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

16.       Waiver. No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

17.       Successors and Assigns. This Agreement cannot be assigned by the Company without the prior written consent of Executive, other than (a) an assignment to an affiliate of the Company made as part of an internal reorganization applicable to employees of the Company generally or (b) to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and shall be binding and inure to the benefit of the Company, its successors and any permitted assigns. No right, obligation or duty or duty of this Agreement may be assigned by Executive without the prior written consent of the Company.

18.       Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier or email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier or email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

NXU, Inc.
1828 N Higley Rd. #116, Mesa, AZ 85205
Attention: Mark Hanchett, Chief Executive Officer Email: mark@nxuenergy.com

With a copies (which shall not constitute notice) to:

Winston & Strawn LLP
Attention: James Brown Email: jrbrown@winston.com

If to Executive, to the address most recently on file in the payroll records of the Company.

19.       Section 280G. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) would be limited or precluded by Section 280G of the Code without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of the Executive (whether under this Agreement or otherwise), after reduction for all state and federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executive’s Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the Executive’s Total After-Tax Payments. The determination as to whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by a nationally recognized accounting firm after considering in good faith all available exemptions, including a fair valuation of reasonable compensation for services rendered by Executive and a fair valuation for any post-employment covenants.

20.       Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

“COMPANY”

NXU, Inc.

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Founder, Chief Executive Officer, Chairman

“EXECUTIVE”

/s/ Apoorv Dwivedi
Apoorv Dwivedi

[Signature Page to Employment Agreement]

EXHIBIT A

FORM OF AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (this “Agreement and General Release”) is made and entered into on _____________, 20__ by and between Apoorv Dwivedi (“Executive”) and NXU, Inc. (“Employer”).

WHEREAS, Executive has been employed by Employer and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, Employer agrees to make the payments to and on behalf of Executive provided under Section 3 of the employment agreement between Executive and Employer dated May 12, 2023 (the “Employment Agreement”), in accordance with the terms and subject to the conditions of such Employment Agreement. Executive would not otherwise be entitled to such payments but for Executive’s promises, covenants and agreements in this Agreement and General Release.

2.	The parties agree that the payments described in Section 1 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against Employer, its respective past and present subsidiaries and affiliates, and their respective officers, directors, owners, members, shareholders, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”) arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment. For the avoidance of doubt, this Agreement and General Release provides for the sole and exclusive benefits for which Executive is eligible as a result of Executive’s termination of employment, and Executive shall not be eligible for any benefits under Employer’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service other than the Employment Agreement.

3.	Nothing in this Agreement and General Release shall be construed as an admission of liability by Employer or any other Releasee, and Employer specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

4.	To the extent permitted by applicable law, Executive agrees that Executive will not encourage or assist any person to litigate claims or file administrative charges against Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case Executive agrees to notify Employer immediately of Executive’s receipt of such subpoena so that Employer has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against Employer or any of its affiliates on behalf of Executive, Executive will request the court withdraw from or dismiss the matter with prejudice. Executive further represents that Executive has reported to Employer in writing any and all work-related injuries that Executive has suffered or sustained during Executive’s employment with Employer or its affiliates.

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5.	Executive represents that Executive has not filed any complaints or charges against Employer or any of its affiliates with the Equal Employment Opportunity Commission (“EEOC”), or with any other federal, state or local agency or court, and covenants that Executive will not seek to recover on any claim released in this Agreement and General Release.

6.	Executive covenants not to sue, and fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment with Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that Executive is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment, to the maximum extent permitted by law.

7.	Nothing in this Agreement and General Release shall be construed to: (a) waive any rights or claims of Executive that arise after Executive signs this Agreement and General Release; (b) waive any rights or claims of Executive to enforce the terms of this Agreement and General Release; (c) waive any claim for worker’s compensation or unemployment benefits; (d) waive any rights or claims for the provision of accrued benefits conferred to Executive or Executive’s beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans; (e) limit Executive’s ability to file a charge or complaint with the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); (f) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; (g) release claims challenging the validity of this Agreement under the ADEA; (h) release the Releasees or any of them from any claim that by law cannot be waived or released; (i) release any existing rights that Executive may have, if any, to indemnification pursuant to the Employer’s or an affiliate’s governing documents and/or any directors’ and officers’ insurance policy of the Employer for acts committed during the course of Executive’s employment; or (j) waive any rights of Executive with respect to vested equity. Executive expressly waives and agrees to waive (y) any right to recover monetary damages for personal injuries in any charge, complaint or lawsuit filed by Executive or anyone else on behalf of Executive for any released claims and (z) any right to receive any monetary relief from any action brought by Executive or on Executive’s behalf pursuant to the Federal False Claims Act, 31 U.S. Code § 3729, any federal law with a qui tam recovery provision, or any similar state law. This Agreement and General Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

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8.	Executive acknowledges that all Confidential Information (as defined in the Employment Agreement) regarding Employer’s or any Company Group Member’s (as defined in the Employment Agreement) business compiled, created or obtained by, or furnished to, Executive during the course of or in connection with Executive’s employment with Employer or any Company Group member is the exclusive property of Employer or such Company Group member. Upon or before execution of this Agreement and General Release, Executive will return to Employer all originals and copies of any material containing Confidential Information, and Executive further agrees that Executive will not, directly or indirectly, use or disclose such information in violation of the Employment Agreement. Executive will also return to Employer upon or before execution of this Agreement and General Release any other items in Executive’s possession, custody or control that are the property of Employer, including, but not limited to, Executive’s files, credit cards, identification card, data storage devices, passwords and office keys.

9.	Executive acknowledges that if Executive breaches any of Executive’s obligations under Section 6 of the Employment Agreement during the relevant restricted period, then, and not in any way in limitation of any right or remedy otherwise available to the Company, Executive will forfeit, and the Company will cease payment of, any portion of the Severance Payments or CiC Severance Payments that have not yet been paid or distributed, equal to up to ninety percent (90%) of the economic value of the Severance Payments or CiC Severance Payments, as determined by the Board (or its delegate) in its sole discretion. If all Severance Payments or CiC Severance Payments have already been made, Executive acknowledges that the Board may request Executive pay back to the Company an amount in cash as determined by the Board in its sole discretion, up to ninety percent (90%) of the economic value of the Severance Payments or CiC Severance Payments.

10.	Executive acknowledges that (a) Executive has been given at least twenty-one (21)[1] calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (b) Executive has seven (7) calendar days from the date Executive executes this Agreement and General Release in which to revoke it; and (c) this Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to Britt Ide at britt@ideenergy.com or Caryn Nightengale at caryn.nightengale@gmail.com by midnight on or before the seventh calendar day after Executive signs this Agreement and General Release.

11.	Executive acknowledges that Executive has been advised to consult with an attorney of Executive’s choice with regard to this Agreement and General Release. Executive hereby acknowledges that Executive understands the significance of this Agreement and General Release, and represents that the terms of this Agreement and General Release are fully understood and voluntarily accepted by Executive.

12.	Executive agrees that Executive will treat the existence and terms of this Agreement and General Release as confidential and will not discuss this Agreement and General Release, its terms or the circumstances surrounding Executive’s separation from service with Employer or its affiliates with anyone other than: (a) Executive’s counsel or tax or financial advisor as necessary to secure their professional advice, (b) Executive’s spouse or (c) as may be required by law.

_____________________________

1 Change to forty-five (45) days in the case of a group termination under the ADEA.

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13.	Any non-disclosure provision in this Agreement and General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement and General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organizations or Government Agencies, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Employer to make any such reports or disclosures and that Executive is not required to notify the Employer that Executive has made such reports or disclosures.

14.	Following the termination of Executive’s employment, whether or not Executive is entitled to severance, Executive shall not make any negative statements or communications about any Company Group Member or any of their respective direct or indirect equity holders, directors, managers, officers or employees. Notwithstanding the foregoing, nothing in this Agreement is intended to require any person to make any untruthful statement or to violate any law.

15.	In the event of any lawsuit against Employer or any of its affiliates that relates to alleged acts or omissions by Executive during Executive’s employment with Employer or any affiliate, to the extent permitted by applicable law Executive agrees to cooperate with Employer and its affiliates by voluntarily providing truthful and full information as reasonably necessary for Employer and its affiliates to defend against such lawsuit, provided that the Employer shall reimburse Executive’s reasonable expenses incurred in providing such assistance (including, without limitation, attorneys’ fees and lodging and meals) subject to Executive’s delivery of written notice to the Employer prior to the time such expenses are incurred.

16.	This Agreement and General Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

17.	This Agreement and General Release (and, to the extent explicitly provided herein, the Employment Agreement) set forth the entire agreement between Executive and Employer, and fully supersede any and all prior agreements or understandings between them regarding their subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair or terminate any obligation of Executive pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with Employer terminates, including, but not limited to, the provisions of Section 6 of the Employment Agreement. This Agreement and General Release may only be modified by written agreement signed by both parties.

18.	The Employer and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Agreement and General Release and the remainder of this Agreement and General Release shall remain in full force and effect.

19.	This Agreement and General Release will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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20.	All judicial proceedings brought against any party arising out of or relating to this Agreement and General Release, or any obligations or liabilities hereunder, shall be brought and maintained in the courts of the State of Delaware or the federal courts located in the State of Delaware. By executing this Agreement and General Release, each party irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; and (c) agrees that the provisions of this Section 20 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law. Notwithstanding the foregoing, the Employer may seek injunctive or equitable relief to enforce the terms of this Agreement and General Release in any court of competent jurisdiction.

21.	Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release.

22.	The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

[Signature Page Follows]

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PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

“EMPLOYER”

NXU, Inc.

By:
Name:
Title:

“EXECUTIVE”

Apoorv Dwivedi

Date:

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EXHIBIT B

EXCLUDED FROM WORK PRODUCT

I have no inventions.

The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

EXHIBIT C

EQUITY COMPENSATION ADDENDUM

Pursuant to Section 3 of the Employment Agreement, the Board has approved the following equity compensation as a component of Executive’s total compensation:

-	Base equity compensation (“Base Equity”) of $75,000 in Restricted Stock Units (“RSU’s”) each quarter. The number of RSU’s granted shall be calculated by dividing $75,000 by the closing share price on the final trading day of each financial quarter (March 31, June 30, September 30, December 31) and granted with an RSU Award Agreement (“Award”) on the first business day following the final trading day of each financial quarter (“Base Equity Grant Date”). Base Equity RSU’s shall vest on the third business day following the Base Equity Grant Date.

-	Short term equity incentive plan bonus (“STIP Bonus”) of up to $60,000 in RSU’s each quarter if Short Term Goals are met. The Board’s Compensation Committee (“Committee”) shall set measurable quarterly performance goals at each quarterly Board meeting. The Committee shall notify the Executive if each Short Term Goal is met within two weeks after the end of each quarter and the monetary value of the STIP Bonus. The value of the STIP Bonus may vary based upon the number of Short Term Goals met and the weight and sliding scale of each goal. The number of RSU’s granted as STIP Bonus shall be calculated by dividing the amount of the STIP Bonus by the closing share price on the final trading day of each financial quarter (March 31, June 30, September 30, December 31) and granted on the final business day of the first month following the quarter in which the STIP Bonus was earned (“STIP Bonus Grant Date”). STIP Bonus RSU’s shall vest on the third business day following the STIP Bonus Grant Date.

-	Long term equity incentive plan payment (“LTIP”) of up to $2,900,000 in RSU’s over three years if Long Term Goals are met. The value of LTIP RSU’s shall be $725,000 for fiscal years 2024 and 2025, and $1,450,000 in fiscal year 2026. The Committee shall set LTIP goals in the first quarter of each fiscal year. Following the end of the fiscal year, the Company shall evaluate the LTIP performance goals and provide the Committee with an internal evaluation on the results and a recommendation on scoring by December 15th of each fiscal year. The Committee shall notify the Executive if each Long Term Goal is met within two weeks after the end of each fiscal year and the monetary value of the LTIP. The value of the LTIP may vary based upon the number of Long Term Goals met and the weight and sliding scale of each goal. The number of RSU’s granted as LTIP shall be calculated by dividing the amount of the LTIP by the closing share price on the final trading day of each fiscal year and granted January 31st following the year in which the LTIP was earned (“LTIP Grant Date”). LTIP RSU’s shall vest on the third business day following the LTIP Grant Date.

-	Executive shall retain any unvested equity compensation previously awarded under a pre-existing employee compensation plan or Executive’s employment Offer Letter (“Unvested Options”).

-	High Impact Employee RSU Award (“High Impact Award”) of $300,000, vesting over thirty six (36) months, to reflect Executive’s considerable efforts and sacrifices in growing the Company from its infancy and facilitating the Company’s public listing on Nasdaq. The number of RSU’s granted shall be calculated by dividing $8,333.33 by the closing share price on the final trading day of each month (“High Impact Award Date”) for 36 months beginning June 30, 2023. High Impact Awards shall vest on the third business day following the High Impact Award Dates.